Exhibit 10.31

REPAYMENT AGREEMENT

This Repayment Agreement is being entered into by and between Banzai International, Inc., a Delaware corporation (“Company”), and Perkins Coie LLP (“Payee”), as of September 9, 2024 (the “Effective Date”,). The Company and Payee are each a “Party” and collectively the “Parties” hereto.

WHEREAS, Payee has previously provided legal services to the Company (the “Services”), but that representation has concluded.

WHEREAS, the Company acknowledges and agrees that it has incurred outstanding fees for such Services in an amount exceeding One Million Three Hundred Eighty-Five Thousand and no/100 Dollars ($1,385,000.00) (the “Unpaid Fee Amount”) and desires to satisfy all unpaid accounts receivable owing from the Company to the Payee for the Services through payment of the Unpaid Fee Amount in accordance with the terms of this Agreement.

WHEREAS, on July 31, 2024, the Company filed a registration statement on Form S-1 (333- 281114) in anticipation of completing a registered offering (the “Registered Offering”) of shares of Class A Common Stock, par value $0.0001 of the Company (the “Common Stock”).

WHEREAS, on August 29, 2024, the stockholders of the Company approved a reverse stock split of the Company’s Class A Common Stock, par value $0.0001 per share at a ratio of up to 1-for-50, with the final ratio and exact timing to be determined at the discretion of the Board of Directors and included in a public announcement, subject to the authority of the Board of Directors to abandon such amendment (the “Reverse Stock Split”).

NOW THEREFORE, for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

1. The Company may satisfy the Unpaid Fee Amount by issuing to Payee, on or before 60 days following the Effective Date (such date, the “Deadline”), unrestricted, freely-trading, registered shares of Common Stock, having a market value as of the date of issuance equal to the Unpaid Fee Amount, such number of shares to be defined as the quotient of the Unpaid Fee Amount and the price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) on the date immediately preceding the date of issuance; and (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the date of issuance (the “Minimum Price”). The Company shall credit such aggregate number of shares of Common Stock to which the Payee shall be entitled (the “Payment Shares”) to the Payee’s Broker’s balance account with the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program through its Deposit Withdrawal Agent Commission system. The Company will pay any and all legal, deposit and transfer agent fees that may be incurred or charged in connection with the issuance of the Payment Shares.

a. Conditions to Share Issuances. The ability of the Company to satisfy the Unpaid Fee Amount through the issuance of Payment Shares is conditioned upon satisfaction of each of the following:

i. The Reverse Stock Split shall have been completed.

ii. The Registration Statement shall be effective in accordance with the provisions set forth in Section 2(d) below and the Payment Shares are issued to Payee without restrictive legends.

iii. The Payment Shares shall not be subject to any contractual lock-ups.

iv. Trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission, the Principal Market or FINRA, and the Company shall not have received any uncured notice of non-compliance or delisting relating to the listing or quotation of the Common Stock on the Principal Market (unless, prior to such date certain, the Common Stock is listed or quoted on any subsequent Principal Market), nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock that is continuing, the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock is being imposed or is contemplated (unless, prior to such suspension or restriction, DTC shall have notified the Company in writing that DTC has determined not to impose any such suspension or restriction); provided, however that the foregoing shall not include any chill placed on the Common Stock as a result of a reverse stock split implemented pursuant to the shareholder approval the Company received on August 29, 2024.

b. Definitions. For purposes of this Agreement, “Principal Market” shall mean any of The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, and any successor to any of the foregoing markets or exchanges.

c. Registration Right. The Company hereby covenants and agrees to include, in the next Registration Statement on Form S-1 or Registration Statement on Form S-3 that it files with the Commission for the public resale of shares of Common Stock (such Registration Statement, together with any prospectus, prospectus supplement or amendment thereto, the “Registration Statement”) no less than 23,000,000 shares of Common Stock (subject to adjustment for any stock split, reverse stock split, including the Reverse Stock Split, or the like) which may be issuable to the Payee under this Agreement (the “Registrable Securities”). Company shall use reasonable best efforts to cause the Registration Statement to become effective as promptly as reasonably practicable. Following effectiveness of the Registration Statement, Company shall use reasonable best efforts to keep the Registration Statement continuously effective, and not subject to any stop order, injunction or other similar order or requirement of the Commission, until the date that all Registrable Securities covered by the Registration Statement shall be disposed of pursuant to the Registration Statement.

d. Authorized Shares. Company covenants that during the period the Unpaid Fee Amount remains outstanding, Company will reserve from its authorized and unissued Common Stock 23,000,000 shares (subject to adjustment for any stock split, reverse stock split, including the Reverse Stock Split, or the like) for future issuance in accordance with the terms of this Agreement. The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. In addition, if the Company shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock which may be issued under the terms of the Agreement, the Company shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for issuance under the terms of this Agreement. The Company acknowledges that it will irrevocably instruct its transfer agent to reserve the Common Stock issuable under the terms of this Agreement.

2. Failure or Inability to Issue Payment Shares. In the event (i) the Company shall fail to issue the Payment Shares by the Deadline (a “Nonpayment Event”), or (ii) the Company shall have received written notice from the Principal Market that the Company will not be granted additional time to regain compliance with the Principal Market’s listing standards, (a) the Unpaid Fee Amount shall become immediately due and payable in cash, and (b) the Payee may pursue all rights and remedies available hereunder. Payee enters into this Agreement with a full reservation of, and without prejudice to, all rights and claims it has or may have, and/or that may be asserted by Payee with respect to the Unpaid Fee Amount. Only if the Payment Shares are issued to Payee in accordance with the terms of this Agreement, by no later than the Deadline, Payee will accept the Payment Shares as satisfaction in full of the Unpaid Fee Amount. Notwithstanding anything herein to the contrary, from and during the continuation of a Nonpayment Event under Section 3 of this Agreement, interest shall accrue on the outstanding portion of the Unpaid Fee Amount at a per annum rate equal to eighteen percent (18%) per annum until such default has been cured. Subject to Section 2, the Unpaid Fee Amount shall be paid to Payee in lawful money of the United States of America by wire transfer of immediately available funds to the account set forth in the wire instructions provided to the Company on the invoices delivered for the Services. If any payment is due on a Saturday, Sunday or a bank or legal holiday, such payment shall be made on the next succeeding business day.

3. Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THEY MAY BE PARTIES, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO, THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTION OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

4. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5. Exercise of Remedies. No delay or omission on the part of Payee in the exercise of any right or remedy under this Agreement shall operate as a waiver thereof, and no partial exercise of any right or remedy, acceptance of a past due installment or other indulgences granted from time to time shall be construed as a novation of this Agreement or precludes other or further exercise thereof or the exercise of any other rights or remedy.

6. Amendment; Third Party Beneficiary. Any provision of this Agreement may be amended or waived only with a written instrument duly executed by the Company and the Payee. There are no third party beneficiaries of this Agreement.

7. Representation by Separate Counsel. Payee previously represented the Company as legal counsel in certain matters, but that representation has concluded. Payee, its partners, and its attorneys are not advising and have not advised the Company regarding the issues out of which this Agreement arises or whether to enter into this Agreement or any other agreement with Payee or otherwise in any way in connection with the subject matter of this Agreement. The Company has been given the opportunity to obtain its own representation, and Payee has specifically recommended that the Company receive its own advice in connection with the consideration, negotiation, and drafting of this Agreement, including without limitation the advisability of whether to enter into this Agreement or any other agreement with Payee regarding the subject matter of this Agreement.

8. Addresses for Notices, etc. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the day of transmission if sent by confirmed electronic transmission during normal business hours, or if sent outside of business hours, then the business day following the date of transmission by confirmed electronic transmission, or four (4) business days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to the Company or Payee, as set forth below, or at such other address as the Company or the Payee may designate by advance written notice to the other parties hereto.

If to the Company:	Banzai International, Inc. 435

Ericksen Ave, Suite 250

Bainbridge Island, Washington 98110 Attn:

Joe Davy

Email: joe@banzai.io

If to the Payee:

Perkins Coie LLP 1201

Third Avenue

Suite 4900

Seattle, Washington 98101

Attn: Lee Schindler; Thomas Bourne

Email:

LSchindler@perkinscoie.com;TBourne@perkinscoie.com

9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware. The Company and Payee each expressly consent to personal jurisdiction to the state and/or federal courts in Delaware in any dispute involving this Agreement. Service of any pleadings or judgments other than original process shall be affected by email, U.S. Mail, overnight couriers or other commercially acceptable means of notice.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Repayment Agreement to be executed by its duly authorized officers as of the date first written above.

COMPANY:

BANZAI INTERNATIONAL, INC.

By:
Name:	Joseph Davy
Title:	Chief Executive Officer

PERKINS COIE LLP

By:
Name:
Title: